Exhibit 99.1

               Capstone Turbine Announces James Crouse
                 as Executive Vice President of Sales


    CHATSWORTH, Calif.--(BUSINESS WIRE)--Feb. 1, 2007--Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST), the world's leading manufacturer of microturbine energy systems, today announced that it has named James D. Crouse to the position of Executive Vice President of Sales effective February 5, 2007. In view of this addition, John Fink who was previously relocated to Capstone's New York office will now focus on sales in the Eastern region of the United States as well as overseeing sales to the U.S. Government.

    "Jim will be a valuable addition to Capstone and I consider him one of the best business development, sales and marketing professionals I have met," said Darren Jamison, President and Chief Executive Officer of Capstone. "Jim will be able to contribute immediately to enhancing relationships with our current customer base as well as identifying and developing new markets and sales opportunities for our products and services on a global basis."

    Prior to joining Capstone, Mr. Crouse spent more than 20 years developing distributed generation projects for customers with Stewart & Stevenson, Crown Engineering & Construction and other companies. Mr. Crouse was General Manager, Gas Engine Group for Valley Power Systems, the GE Jenbacher distributor and most recently President of Navitas Consulting where he specialized in assisting client companies with growing their businesses. Mr. Crouse has extensive experience with large installations of gas and diesel engines and has worked with clients and manufacturers in North America, Europe, South America, China and Canada.

    In addition to the other terms of his employment with Capstone Turbine Corporation, Mr. Crouse will receive a 10 year stock option grant to purchase 850,000 shares of the common stock of the Company. Conditioned on continued employment, the right to exercise the option will become 25% vested after one year and, thereafter, will become vested pro rata each month over the next 36 months. The exercise price for options granted to Mr. Crouse will be the fair market value of Capstone's common stock on the date of the grant, which is expected to be the price per share on the close of market on February 5, 2007, the date of commencement of his employment. In addition, Mr. Crouse will receive a restricted stock unit grant of 200,000 shares of the Company's common stock that will become 25% vested after each year of service over four years.

    About Capstone Turbine

    Capstone Turbine Corporation (www.microturbine.com) (NASDAQ:CPST) is the world's leading producer of low-emission microturbine systems, and was the first to market commercially viable microturbine energy products. Capstone Turbine has shipped thousands of Capstone MicroTurbine(TM) systems to customers worldwide. These award-winning systems have logged millions of documented runtime operating hours. Capstone Turbine is a member of the U.S. Environmental Protection Agency's Combined Heat and Power Partnership, which is committed to improving the efficiency of the nation's energy infrastructure and reducing emissions of pollutants and greenhouse gases. A UL-Certified ISO 9001:2000 certified company, Capstone Turbine is headquartered in the Los Angeles area with sales and/or service centers in New York, Mexico City, Milan, Nottingham, Shanghai and Tokyo.

    "Capstone Turbine Corporation" and "Capstone MicroTurbine" are registered trademarks of Capstone Turbine Corporation. All other trademarks mentioned are the property of their respective owners.

    This press release contains "forward-looking statements," as that term is used in the federal securities laws, about the new Executive Vice President of Sales' ability to enhance customer relationships and to identify and develop new markets and sales opportunities. Forward-looking statements may be identified by words such as "expects," "objective," "intend," "targeted," "plan," and similar phrases. These forward-looking statements are subject to numerous assumptions, risks and uncertainties described in Capstone's filings with the Securities and Exchange Commission that may cause Capstone's actual results to be materially different from any future results expressed or implied in such statements. Capstone cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Capstone undertakes no obligation, and specifically disclaims any obligation, to release any revisions to any forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.


    CONTACT: Capstone Turbine Corporation
             Alice Barsoomian, 818-407-3628